BOVIE MEDICAL CORPORATION ANNOUNCES ACQUISITION OF
ENDOSCOPIC MODULAR INSTRUMENTS

Melville, New York, January 12, 2006- Bovie Medical Corporation (the “Company”) (Amex: BVX), a manufacturer and marketer of electrosurgical products, today announced it has acquired technology for new endoscopic modular instruments (patent pending) from Henvil Corp. LTD. The innovative modular forceps are ergonomically designed to provide surgeons added comfort and improved safety while reducing per-procedure costs. The modular forceps offer a unique and simpler assembly process for laparoscopic procedures and is the first modular design for the arthroscopy market. Commercial prototypes have been developed and based on current projections the Company expects to commence marketing during fiscal 2006. The estimated annual worldwide market size for instruments in this area is estimated to exceed $200 million.

Commenting on the technology, Mr. Steve Livneh, president and founder of Henvil Corp. stated, “When seeking a partner to bring our new endoscopic instruments to the market, we looked no further than Bovie Medical. The synergy of combining Bovie’s excellent reputation as well as its impressive manufacturing capabilities together with Henvil’s state-of-the-art instruments creates a potent force in the Endoscopic marketplace.”

Mr. Livneh added, “The instruments are reusable and have a disposable component and constitute a step forward in the evolution of surgical instruments that will benefit patients, surgeons and cost conscience administrators.”

Henvil Corporation, LTD. was founded by Mr. Steve Livneh, a mechanical engineer and inventor. Henvil Corp. is dedicated to the design of innovative instruments for today’s surgical industry. Mr. Livneh has 20 years experience in the Endoscopic market.

In other news; the Company confirmed that the fourth quarter of 2005 was the best revenue fourth quarter in Company history. Audited financial results for the fourth quarter and year end 2005 will be released in March.

This document may contain some forward looking statements, particularly regarding operational prospects in 2006 and beyond, which involve a number of risks and uncertainties that could cause actual results to differ materially. These risks are listed from time to time in the Company’s SEC filings